UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 28, 2011 (January 26, 2011)

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

111 Westwood Place, Suite 400, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(615) 221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On January 26, 2011, Tobia Ippolito notified Brookdale Senior Living Inc. (the “Company”) of his resignation as a member of the Company’s Board of Directors (including in his capacity as a member of the Company’s Investment Committee), effective as of such date. There are no disagreements between Mr. Ippolito and the Company on any matter relating to the Company’s operations, policies or practices that caused or contributed to his decision to tender his resignation as a director.

(d)           In order to fill the vacancy created by the resignation of Mr. Ippolito, on January 27, 2011, upon the recommendation of the Company’s Nominating and Corporate Governance Committee, the Company’s Board of Directors elected Randal A. Nardone as a Class II director, to serve until the Company’s 2013 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

Mr. Nardone is a Co-Founder, Principal and member of the Board of Directors of Fortress Investment Group LLC (“Fortress”) and was designated by FIG LLC, an affiliate of Fortress, to serve as a member of the Company’s Board of Directors pursuant to the terms of that certain Stockholders Agreement, dated as of November 28, 2005, by and among the Company, FIT-ALT Investor LLC, Fortress Brookdale Acquisition LLC, Fortress Investment Trust II and Health Partners, as amended to date.

The information required by Item 404(a) of Regulation S-K with respect to Mr. Nardone by virtue of his relationship with Fortress was included in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 30, 2010.

As an affiliated director, Mr. Nardone will not receive any compensation from the Company for service as a member of the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	January 28, 2011	By:	/s/ T. Andrew Smith
		Name:	T. Andrew Smith
		Title:	Executive Vice President, General Counsel and Secretary